

RETAIL SECURITIZATION

FREE WRITING PROSPECTUS

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Registration Statement No. 333-205966
Ford Credit Auto Receivables Two LLC (the “depositor”)
Ford Credit Auto Owner Trusts (the “issuer”)

This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling 1-866-669-7629.

RETAIL SECURITIZATION
OVERVIEW

- Ford Credit has been originating retail installment sales contracts since 1959 and has been securitizing its retail contracts since 1988
- Ford Credit has had an active publicly registered securitization program for retail contracts since 1989 and has issued asset-backed securities in more than 70 transactions under this program
- Ford Credit offers retail asset-backed securities through various channels:
  - Public transactions
  - Rule 144A transactions
  - Other private transactions
- Collateral composition has trended in line with the industry and Ford Credit's strategic focus – we securitize what we originate
- Structural elements have remained consistent over time – same structure in place for over 15 years

RETAIL SECURITIZATION
BUSINESS UPDATE

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Number of Receivables Originated (000)



658
714
765
839
899
2011
2012
2013
2014
2015

Source: 2015 Q4 Retail Quarterly Statistical Information

U.S. Financing Share* Retail Installment and Lease



36%
38%
40%
45%
47%
2011
2012
2013
2014
2015

* Data includes Ford, Lincoln and Mercury brands only
Source: 2015 Ford Credit 10-K

- Financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles
- The increase in origination volumes since 2011 reflects an increase in Ford's sales and Ford Credit's financing share
- Recent increases in financing share have been driven primarily by the availability of Ford-sponsored marketing programs that favor Ford Credit

RETAIL SECURITIZATION
PORTFOLIO CREDIT METRICS

Weighted Average FICO® at Origination



730
730
734
736
736
2011
2012
2013
2014
2015

Repossessions as a % of the Average Number of Contracts Outstanding



2.05%
1.54%
1.37%
1.22%
1.12%
2011
2012
2013
2014
2015

Average Net Loss on Charged-Off Contracts



$2,351
$2,197
$2,798
$3,292
$4,445
2011
2012
2013
2014
2015

Net Losses as a % of the Average Portfolio Outstanding



0.45%
0.30%
0.33%
0.33%
0.38%
2011
2012
2013
2014
2015

Source: 2015 Q4 Retail Quarterly Statistical Information

RETAIL SECURITIZATION
SECURITIZATION POOL METRICS

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Weighted Average FICO®



740
735
730
725
720
715
710
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

Weighted Average Payment-to-Income



9.1%
8.9%
8.7%
8.5%
8.3%
8.1%
7.9%
7.7%
7.5%
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

New / Used



100%
80%
60%
40%
20%
0%
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A
New
Used

Car / Light Truck / Utility



100%
80%
60%
40%
20%
0%
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A
Car
Light Truck
Utility
Other*

Source: Prospectus Supplements for referenced FCAOT transactions

* Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize

RETAIL SECURITIZATION
SECURITIZATION POOL METRICS

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% Subvened-APR Receivables


65%
60%
55%
50%
45%
40%
35%
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

% of Contracts > 60 Month Original Term


100%
80%
60%
40%
20%
0%
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

Weighted Average Loan-to-Value (LTV)


110%
105%
100%
95%
90%
85%
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

Commentary

- Recent Ford marketing programs, with subvened rates as low as 0% for 72 months, have influenced the composition of the most recent pools
  - Increased mix of contracts with original term > 60 months
  - Increased mix of subvened APR receivables
  - Higher LTV, reflecting higher mix of subvened APR receivables which tend to have a higher original amount financed

Source: FCAOT 2016-A Prospectus

RETAIL SECURITIZATION

ADDITIONAL PROSPECTUS DISCLOSURE

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- Pool stratification tables have been added, including: Loan-to-Value (LTV) and Payment-to-Income (PTI)
- Weighted average LTV and PTI have been added to the Originations Characteristics, the Composition of Receivables table and Static Pool Information (Annex A)
- The following graphs have been included in Annex A:
  - Delinquencies, losses, and prepayments as required by Reg AB II for amortizing pools
  - Monthly pool factor: Actual, Initial Assumption (pricing ABS speed), and Scheduled (0% ABS speed)
  - Aggregate 61+ day delinquency and cumulative net losses

RETAIL SECURITIZATION
CHANGES TO STRUCTURAL FEATURES

- Removal of the Class D Note
  - In anticipation of the adoption of Risk Retention in December 2016, the Class D note has been removed
  - The enhancement to senior classes is unchanged, with offsetting increases in initial and target overcollateralization (see following slide)
- Publicly Registered A-1 Tranche
  - Up until now the Class A-1 note was offered under Rule 144A
  - Publicly registering this class makes it available to investors who require or value public registration
- Threshold for "Clean-up call" option increased from 5% to 10%
  - Allows us to more efficiently manage aged transactions, and is consistent with other ABS issuers

RETAIL SECURITIZATION
STRUCTURE OVERVIEW

FORDO 2016-A


Percentage of initial adjusted pool balance
Class A Notes ("AAA")
95.00%
Class B Notes ("AA")
3.00%
Class C Notes ("A")
2.00%
Reserve Account
~0.50%
Excess Spread
Initial Overcollateralization
~0.00%
Total Class A Hard CE
5.5%

- Credit enhancements in our retail securitization programs include:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build target overcollateralization)
- Senior / subordinate, sequential pay structure

Target OC = Sum of:
1. YSOC
2. 2.0% of initial pool balance
3. 1.5% of current pool balance less reserve

RETAIL SECURITIZATION
POOL PERFORMANCE: DELINQUENCIES



4.0%
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Delinquency Ratio
1
3
5
7
9
11
13
15
17
19
21
23
25
27
29
31
33
35
37
39
41
43
45
47
49
51
53
55
57
Months Since Settlement
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009-A
2009-B
2009-C
2009-D
2009-E
2010-A
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

RETAIL SECURITIZATION

POOL PERFORMANCE: CUMULATIVE NET LOSSES



2.5%
2.0%
1.5%
1.0%
0.5%
0.0%
Loss Ratio
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57
Months Since Settlement
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009-A
2009-B
2009-C
2009-D
2009-E
2010-A
2010-B
2011-A
2011-B
2012-A
2012-B
2012-C
2012-D
2013-A
2013-B
2013-C
2013-D
2014-A
2014-B
2014-C
2015-A
2015-B
2015-C
2016-A

Over 10 Years Of Consistent Performance Through Multiple Cycles

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ORIGINATION AND SERVICING STRATEGIES

ORIGINATION STRATEGY
ORIGINATE

- Operate Efficiently
- Collect Effectively
- Buy it Right


Originate
Service
Fund

- Fund Efficiently
- Manage Risks

- Support Ford Motor Company brands
- Build strong relationships with dealers to maximize dealer satisfaction
- Segment credit applicants and price for risk
- Use robust credit evaluation and verification process
- Ensure efficient use of capital

ORIGINATION TECHNOLOGY

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- Ford Credit's strategy is supported by a proprietary origination system
  - Analyzes several factors for each credit application
  - Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change
- Credit application process
  - Dealers submit credit applications electronically to Ford Credit
  - The system automatically obtains a credit report for the applicant and any co-applicant
    - In the U.S., Ford Credit generally selects a credit bureau based upon its assessment of which credit bureau provides the most accurate and complete credit report for the applicant's geographic area
  - The system automatically completes compliance and other checks, including fraud alerts, ID variation or if the applicant is a current or former customer
  - Ford Credit communicates credit decisions electronically to dealers

ORIGINATION SCORING MODELS

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- Ford Credit's proprietary origination scoring models assess the creditworthiness of an applicant using a number of variables, including information from the credit application, the proposed contract terms, credit bureau data, and other information including:
  - Financing product (retail, lease)
  - Contract characteristics (loan-to-value, term, payment)
  - Other factors (payment-to-income, employment history, capacity to pay and financial stability)
- Ford Credit classifies offerings into various categories that determine which origination scoring model is used, for example, whether the applicant is an individual or business entity, and whether the vehicle is new or used
- Output of the origination scoring models is a proprietary risk rating referred to as Probability of Payment (POP)
  - The origination scoring models build on the predictive power of credit bureau and credit application data

ORIGINATION STRATEGY

ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE

- Origination scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant's probability of fully paying the amount due under the contract
- Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Origination scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include:
  - Uniformly changing the overall credit score
  - Modifying the weighting of selected variables
- Launch dates for origination scoring models:
  - Consumer : December 2013
  - Commercial : April 2015
  - Commercial Line of Credit : May 2012

ORIGINATION STRATEGY

PURCHASING GUIDELINES AND CONTROL PROCESSES

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- Ford Credit has origination policies and procedures to ensure consistent credit decisions
  - Portfolio Level – Purchase quality guidelines establish portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio
  - Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria focused on the customer's repayment ability, including loan-to-value, payment-to-income, and contract term length
    - » Processes are established for verification of income, employment and residency if appropriate
- Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing quality guidelines
- Quarterly risk management portfolio performance analysis is performed

These Capabilities Enable Early Detection Of Portfolio Performance

SERVICING STRATEGY
SERVICE



Buy it Right
Operate Efficiently
Collect Effectively
Originate
Service
Fund Efficiently
Manage Risks
Fund

- Ford Credit has a world-class servicing organization
- Credit losses are an expected part of the business
- The objective is to collect within the contract's loss expectation while managing costs
- Customer satisfaction is critical

SERVICING STRATEGY
AUTO-DIALER


Account Status Changes
Receivables System
Two-way Feedback Loop
Behavior Scoring Model
Early Stage
Late Stage
Establish "Best-Time-To-Call Strategy"
Roll Out "Strategy" In Small Increments
Call Results / Campaign Statistics
Auto-Dialer

Behavior Scoring Model
- All Accounts Assigned Probability Of Default On Due Date
- Identify Accounts to Call

BEHAVIOR SCORING MODELS

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- Ford Credit's proprietary behavior scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data*
- Output of the behavior scoring models is a proprietary risk rating referred to as Probability of Default (POD)
  - Contracts are scored monthly on their due date to get an updated POD
- Ford Credit's behavior scoring models differ based on contract characteristics and performance
- Before a behavior scoring model is applied, Ford Credit classifies each customer account to determine which model is used
- Scoring model categories include:
  - Financing product (retail, lease)
  - Customer (individual, business entity)
  - Delinquency level (current, due date delinquent, 30 days past due)

* Updated credit bureau data is obtained for U.S. accounts only

BEHAVIOR SCORING MODELS DEVELOPMENT AND MAINTENANCE

- Behavior scoring models are developed internally by Ford Credit's analytics team using statistical analysis of the contract characteristics and performance of Ford Credit's retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer's probability of default in the near term
- Ford Credit regularly monitors the behavior scoring models to ensure the statistical predictability of the variables and confirm the continued business significance
  - Behavior scoring model performance review
  - Global Scorecard Cycle Plan Committee review
- Behavior scoring models are redeveloped as predictive measures change or as new data attributes become available
- Launch dates for behavior scoring models (U.S.):
  - Consumer: September 2013
  - Commercial: February 2016

SERVICING STRATEGY
RISK SEGMENTATION

- Segmentation allows the matching of the account risk with the appropriate collection strategy
- POD is the primary driver in determining risk segmentation, based on proprietary behavior scoring models
- Segmentation establishes:
  - Assignment issuance timing
  - Follow-up intensity
  - Assignment transfers from an early stage delinquency to a late stage delinquency strategy
- Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time


HIGH RISK
LOW RISK
EARLIER
ASSIGNMENT TIMING
LATER
HIGHER
FOLLOW-UP INTENSITY
LOWER
EARLIER
MOVE TO LATE-STAGE COLLECTIONS
LATER